Exhibit 99.1
Horizon Lines, Inc. Closes on Refinancing and Increases 2007 Financial Guidance
CHARLOTTE, N.C., Aug. 9 /PRNewswire-FirstCall/ — Horizon Lines, Inc. (NYSE: HRZ) reported today that it has closed on all transactions related to its previously announced capital structure refinancing. Earnings and free cash flow guidance for the third quarter and full year 2007 were also increased in recognition of the benefits resulting from the refinancing.
Horizon Lines completed a series of transactions through which it:
--	Repaid the $193.1 million balance, interest and fees on its previous LIBOR plus 2.25% senior credit facility.

--	Repaid the $314.3 million balance, call premiums and interest on its previous 9% senior notes and 11% senior discount notes.

--	Entered into a new $375.0 million senior credit facility at LIBOR plus 1.50% with initial borrowings of $258.5 million.

--	Issued $330.0 million of 4.25% convertible notes.

--	Entered into separate hedging transactions at a net pretax cost of $40.6 million or $24.6 million after future tax benefits to increase the conversion premium on the convertible notes from 30% to 80%.

--	Purchased 1 million shares of its common stock for $28.6 million.

--	Paid transaction costs of $11.8 million.
Interest savings from the new structure are expected to be $1.7 million on a pretax basis or $1.2 million after tax in the third quarter, and $5.0 million pretax or $3.5 million after tax for 2007, under current accounting methods. Interest expense savings in 2008 are expected to be $15.0 million on pretax basis or $10.5 million on an after tax basis, under current accounting methods.
As a result of the refinancing, the Company is increasing its financial guidance. Earnings per share guidance for the third quarter is being increased to $.59 - $.66 and earnings per share guidance for 2007 is being increased to $1.56 - $1.68, both excluding the impact of one-time expenses. Horizon Lines’ previous earnings guidance for earnings per share was $.56 - .63 for the third quarter and $1.46 - $1.58 the full year 2007. Free cash flow guidance for 2007 was also increased to reflect the benefits of the refinancing to $34 - $41 million from the previous $30 - $37 million. Free cash flow benefits in 2008 are expected to be $13 million.
“Horizon Lines closed on a refinancing of our capital structure yesterday that will yield significant benefits in terms of a lower cost of capital, improved cash flow, enhanced flexibility and greater liquidity,” said Chuck Raymond, Chairman, President and Chief Executive Officer.
“This new capital structure represents an opportunistic refinancing that is cash flow positive, EPS accretive and provides access to low cost capital that will allow us to take advantage of future growth opportunities”, said Mark Urbania, Senior Vice President and Chief Financial Officer. “We are pleased with the very successful execution of this refinancing in a challenging credit market and believe the refinancing demonstrates the market’s confidence in Horizon Lines and its strategy”.
Horizon Lines will conduct a conference call and webcast on Monday, August 13, 2007 at 11:00 am Eastern Time, to further discuss the refinancing and increase in earnings guidance. Those interested in participating in the call may do so by dialing 800-240-8621 and asking for the Horizon Lines Call. A hardcopy of the presentation materials may be printed from the Horizon Lines website, www.horizonlines.com, shortly before the start of the call.
Alternatively, a live audio webcast of the call may be accessed at www.horizonlines.com. In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Horizon Lines’ website and download and install any necessary audio/video software for the webcast.
A replay of the conference call will be accessible by dialing 800-405-2236 (passcode: 11095206), beginning approximately two hours after the call ends, through August 20, 2007. In addition, an archive of the webcast will be accessible at Horizon Lines’ website, beginning approximately two hours after the call ends, through August 27, 2007.
About Horizon Lines:
Horizon Lines, Inc. is the nation’s leading Jones Act container shipping and integrated logistics company with a fleet of 21 U.S.-flag vessels and service routes linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. A fully integrated service provider of ocean transportation, trucking, terminal and warehousing operations, Horizon Lines also owns Horizon Services Group, an organization with a diversified offering of transportation management systems and customized software solutions being marketed to shippers, carriers, and other supply chain participants. Horizon Lines, Inc. trades on the New York Stock Exchange under the ticker symbol HRZ.
Forward Looking Statement:
The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to quality for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “projects,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.
All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. See the section entitled “Risk Factors” in our Form 10-K filed with the SEC on March 2, 2007 for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or development to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.
SOURCE Horizon Lines, Inc.
CONTACT:
Michael Avara of Horizon Lines, Inc.
+1-704-973-7000
mavara@horizonlines.com